Exhibit 21




                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Phoenix Leasing Associates, Inc.:

        We have audited the accompanying consolidated balance sheets of Phoenix Leasing Associates, Inc. (a Nevada corporation) and subsidiary as of September 30, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates, Inc. and subsidiary as of September 30, 2000 and 1999, in conformity with accounting principles generally accepted in the United States.



                                                                 ARTHUR ANDERSEN

San Francisco, California,
December 1, 2000

                 PHOENIX LEASING ASSOCIATES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                            September 30,
                                                          2000          1999
                                                          ----          ----

Cash ...............................................  $       135   $     3,594
Due from Phoenix Leasing Incorporated ..............    2,826,785     2,364,588
Due from Phoenix Income Fund, L.P. .................        2,126        19,451
                                                      -----------   -----------

         Total Assets ..............................  $ 2,829,046   $ 2,387,633
                                                      ===========   ===========



                      LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:

     Accounts payable and accrued expenses .........  $     4,550   $     4,270
     Deficit investment in Phoenix Income Fund, L.P.          600           121
                                                      -----------   -----------

         Total Liabilities .........................        5,150         4,391
                                                      -----------   -----------

Minority Interest in Consolidated Subsidiary .......        6,214         6,214
                                                      -----------   -----------


Shareholder's Equity:

     Common stock, without par value, 100 shares
       authorized and outstanding ..................    4,382,225     4,382,225
     Retained earnings .............................    2,817,582     2,376,928
     Less:
       Note receivable from affiliate ..............   (4,382,125)   (4,382,125)
                                                      -----------   -----------

         Total Shareholder's Equity ................    2,817,682     2,377,028
                                                      -----------   -----------

         Total Liabilities and Shareholder's Equity   $ 2,829,046   $ 2,387,633
                                                      ===========   ===========

      The accompanying notes are an integral part of these balance sheets.

                 PHOENIX LEASING ASSOCIATES, INC. AND SUBSIDIARY

                           NOTES TO THE BALANCE SHEET

                               September 30, 2000


Note 1.  Organization:

         Phoenix Leasing Associates, Inc. (the Company) was formed under the laws of Nevada on September 13, 1989. The Company is a wholly owned subsidiary of Phoenix Leasing Incorporated (PLI), a California corporation.

         As of September 30, 2000 and 1999, the Company has a 50% ownership interest in Phoenix Leasing Associates L.P. (PLALP), a California limited partnership. This ownership interest is subject to change upon agreement of the partners. The Company is the general partner of PLALP, which was formed to serve as the general partner in Phoenix Income Fund, L.P. (PIFLP), a California limited partnership. The limited partner of PLALP is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of the Company, who also owns the parent of PLI. Profits and losses attributable to acquisition fees paid to PLALP by PIFLP are allocated in proportion to the partners' ownership interests. All other profits and losses of PLALP are allocated to the Company. Distributions to the partners are made in accordance with the terms of the partnership agreement.

Note 2.  Principles of Consolidation:

         The consolidated balance sheets as of September 30, 2000 and 1999, include the accounts of the Company and its subsidiary, PLALP, over which the Company exerts significant control and influence. All significant intercompany accounts and transactions have been eliminated in consolidation. The minority interest represents the limited partner's interest in PLALP.

         The Company records its investments in PIFLP under the equity method of accounting. As general partner, the Company has complete authority in, and responsibility for, the overall management of PIFLP, which includes responsibility for supervising PIFLP's acquisition, leasing, remarketing activities and its sale of equipment.

Note 3.  Use of Estimates:

         The preparation of consolidated balance sheets in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheets. Actual results could differ from those estimates.

Note 4.  Notes Receivable from Affiliate:

         PLI, the sole shareholder in the Company, as of September 30, 2000 and 1999, has issued demand promissory notes to the Company totaling $4,382,125. There are no restrictions or covenants associated with these notes which would preclude the Company from receiving the principal or interest amounts under the terms of the notes. The notes bear interest at a rate equal to the lesser of 10% or the prime rate plus 1%, as determined by Citibank, N.A., New York, New York. Interest is payable by PLI on the first business day of each calendar quarter. The principal amounts are due and payable upon demand by the Company.

                 PHOENIX LEASING ASSOCIATES, INC. AND SUBSIDIARY

                           NOTES TO THE BALANCE SHEET

                               September 30, 2000

Note 5.  Income Taxes:

         Effective July 1, 1998, the Company and all its subsidiaries adopted treatment as an "S" Corporation pursuant to the Federal Income Tax Regulations for tax reporting purposes. Federal and state income tax regulations provide that taxes on the income or loss of the Company are reportable on the shareholder's individual return.

Note 6.  Compensation and Fees:

         The Company receives acquisition fees equal to four percent of the purchase price of assets acquired or financed by PIFLP in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of PIFLP's assets, and management fees equal to three and one half percent of PIFLP gross revenues in connection with managing the operations of PIFLP. In addition, the Company receives an interest in PIFLP's profits, losses and distributions. Management fees of $2,126 and $19,451 as of September 30, 2000 and 1999, respectively, are included in Due from Phoenix Income Fund, L.P. on the consolidated balance sheets.

Note 7.  Related Parties:

         The Company has entered into an agreement with PLI, whereby PLI will provide management services to PLALP in connection with the operations and administration of PIFLP. In consideration for the services and activities to be performed by PLI pursuant to this agreement, the Company pays PLI fees in an amount equal to: three and one half percent of PIFLP's cumulative gross revenues plus the lesser of four percent of the purchase price of equipment acquired by and financing provided to businesses by PIFLP or 100% of the net cash attributable to the acquisition fee which has been distributed to the Company plus 100% of all other net cash from operations of PLALP. Management fees paid to PLI equal $13,612 and $103,643 for the twelve months ended September 30, 2000 and 1999, respectively.

Note 8.  Commitments and Contingencies:

        On October 28, 1997, a Class Action Complaint was filed against Phoenix Leasing Incorporated, Phoenix Leasing Associates, II and III LP., Phoenix Securities Inc. and Phoenix American Incorporated (the "Companies") in California Superior Court for the County of Sacramento by eleven individuals on behalf of investors in Phoenix Leasing Cash Distribution Funds I through V (the "Partnerships"). The Companies were served with the Complaint on December 9, 1997. The Complaint sought declaratory and other relief including accounting, receivership, imposition of a constructive trust and judicial dissolution and winding up of the Partnerships, and damages based on fraud, breach of fiduciary duty and breach of contract by the Companies as general partners of the Partnerships.

        Plaintiffs severed one cause of action from the Complaint, a claim related to the marketing and sale of CDF V, and transferred it to Marin County Superior Court (the "Berger Action"). Plaintiffs then dismissed the remaining claims in Sacramento Superior Court and re-filed them in a separate lawsuit making similar allegations (the "Ash Action").

                 PHOENIX LEASING ASSOCIATES, INC. AND SUBSIDIARY

                           NOTES TO THE BALANCE SHEET

                               September 30, 2000


Note 8.  Commitments and Contingencies (continued):

         The Ash complaint includes six causes of action: breach of fiduciary duty, constructive fraud, judicial dissolution of Cash Distribution Fund IV, judicial dissolution of Cash Distribution Fund V, accounting and alter ego. Defendants recently answered the complaint and discovery has commenced. The plaintiffs' depositions have been taken, and plaintiffs recently took depositions of defendants.

         The Berger complaint relates to alleged misrepresentations made in connection with the offering of Cash Distribution Fund V. Defendants have answered the complaint and discovery has commenced. A class has been certified. The plaintiffs' depositions have been taken, and plaintiffs recently took depositions of defendants.

         On August 28, 2000, the Ash and Berger actions were consolidated (the "Consolidated Action") pursuant to stipulation by both parties. Plaintiffs recently served a first request for production in the Consolidated Action; defendants responded to the first request for production on November 27, 2000.

         The Companies intend to vigorously defend the Consolidated Action.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Partners of
Phoenix Leasing Associates L.P.:

         We have audited the accompanying balance sheets of Phoenix Leasing Associates L.P. (a California limited partnership) as of September 30, 2000 and 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates L.P. as of September 30, 2000 and 1999, in conformity with accounting principles generally accepted in the United States.





San Francisco, California,
December 1, 2000

                         PHOENIX LEASING ASSOCIATES L.P.

                                 BALANCE SHEETS

                                     ASSETS

                                                                 September 30,
                                                                2000       1999
                                                                ----       ----

Cash .....................................................    $   100    $   616
Due from Phoenix Income Fund, L.P. .......................      2,126     19,451
Due from General Partner .................................      7,853       --
                                                              -------    -------

         Total Assets ....................................    $10,079    $20,067



                       LIABILITIES AND PARTNERS' CAPITAL


Liabilities:

     Accounts payable and accrued expenses ...............    $ 2,275    $ 2,135
     Deficit investment in Phoenix Income Fund, L.P. .....        600        121
     Due to General Partner ..............................       --       10,607
                                                              -------    -------

         Total Liabilities ...............................      2,875     12,863
                                                              -------    -------



Partners' Capital:

     General partner (99 partnership units) ..............        990        990
     Limited partner (99 partnership units) ..............      6,214      6,214
                                                              -------    -------

         Total Partners' Capital .........................      7,204      7,204
                                                              -------    -------

         Total Liabilities and Partners' Capital .........    $10,079    $20,067
                                                              =======    =======


      The accompanying notes are an integral part of these balance sheets.

                         PHOENIX LEASING ASSOCIATES L.P.

                           NOTES TO THE BALANCE SHEETS

                               September 30, 2000


Note 1.  Organization and Partnership Matters:

         Phoenix Leasing Associates L.P., a California limited partnership (the Partnership), was formed under the laws of the State of California on October 13, 1989. The Partnership is the general partner of Phoenix Income Fund, L.P. (PIFLP), a California limited partnership, which was formed on October 1, 1990, to invest in capital equipment of various types and to lease such equipment to third parties on either a long-term or short-term basis. The general partner of the Partnership is Phoenix Leasing Associates, Inc. (PLA), a Nevada corporation and wholly owned subsidiary of Phoenix Leasing Incorporated (PLI), a California corporation. The limited partner of the Partnership is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of PLA, who also owns the ultimate parent of PLA.

         The Partnership records its investment in PIFLP under the equity method of accounting. As general partner, the Partnership has complete authority in, and responsibility for, the overall management of PIFLP, which includes responsibility for supervising PIFLP's acquisition, leasing, remarketing and sale of equipment.

Note 2.  Income Taxes:

         The Partnership is not subject to federal and state income taxes on its income. Federal and state income tax regulations provide that items of income, gain, loss and deductions, credits and tax preference items of limited partnerships are reportable by the individual partners in their respective income tax returns. Accordingly, no liability for such taxes has been recorded on the Partnership's balance sheets.

Note 3.  Use of Estimates:

         The preparation of balance sheets, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets. Actual results could differ from those estimates.

Note 4.  Compensation and Fees:

         The Partnership receives an acquisition fee equal to four percent of the purchase price of assets acquired or financed by PIFLP in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of PIFLP's assets, and management fees equal to three and one half percent of PIFLP's gross revenues in connection with managing the operations of PIFLP. In addition, the Partnership receives an interest in PIFLP's profits, losses and distributions. Management fees of $2,126 and $19,451 as of September 30, 2000 and 1999, respectively, are included in Due from Phoenix Income Fund, L.P. on the balance sheets.

Note 5.  Allocation of Profits, Losses and Distributions:

         Profits and losses attributable to acquisition fees paid to the Partnership by PIFLP are allocated to the partners in proportion to their ownership interests. All other profits and losses are allocated to PLA. Distributions are made in accordance with the terms of the partnership agreement.

                         PHOENIX LEASING ASSOCIATES L.P.

                           NOTES TO THE BALANCE SHEETS

                               September 30, 2000


Note 6.  Related Parties:

         PLA has entered into an agreement with PLI whereby PLI will provide management services to the Partnership in connection with the operations and administration of PIFLP. In consideration for the services and activities to be performed by PLI pursuant to this agreement, PLA shall pay PLI fees in an amount equal to: three and one half percent of PIFLP's cumulative gross revenues plus the lesser of four percent of the purchase price of equipment acquired by and financing provided to businesses by PIFLP or 100% of the net cash attributable to the acquisition fee which has been distributed to PLA plus 100% of all other net cash from operations of the Partnership. Management fees paid to PLI equal $13,612 and $103,643 for the twelve months ended September 30, 2000 and 1999, respectively.

Note 7. Commitments and Contingencies:

         On October 28, 1997, a Class Action Complaint was filed against Phoenix Leasing Incorporated, Phoenix Leasing Associates, II and III LP., Phoenix Securities Inc. and Phoenix American Incorporated (the "Companies") in California Superior Court for the County of Sacramento by eleven individuals on behalf of investors in Phoenix Leasing Cash Distribution Funds I through V (the "Partnerships"). The Companies were served with the Complaint on December 9, 1997. The Complaint sought declaratory and other relief including accounting, receivership, imposition of a constructive trust and judicial dissolution and winding up of the Partnerships, and damages based on fraud, breach of fiduciary duty and breach of contract by the Companies as general partners of the Partnerships.

         Plaintiffs severed one cause of action from the Complaint, a claim related to the marketing and sale of CDF V, and transferred it to Marin County Superior Court (the "Berger Action"). Plaintiffs then dismissed the remaining claims in Sacramento Superior Court and re-filed them in a separate lawsuit making similar allegations (the "Ash Action").

         The Ash complaint includes six causes of action: breach of fiduciary duty, constructive fraud, judicial dissolution of Cash Distribution Fund IV, judicial dissolution of Cash Distribution Fund V, accounting and alter ego. Defendants recently answered the complaint and discovery has commenced. The plaintiffs' depositions have been taken, and plaintiffs recently took depositions of defendants.

         The Berger complaint relates to alleged misrepresentations made in connection with the offering of Cash Distribution Fund V. Defendants have answered the complaint and discovery has commenced. A class has been certified. The plaintiffs' depositions have been taken, and plaintiffs recently took depositions of defendants.

         On August 28, 2000, the Ash and Berger actions were consolidated (the "Consolidated Action") pursuant to stipulation by both parties. Plaintiffs recently served a first request for production in the Consolidated Action; defendants responded to the first request for production on November 27, 2000.

         The Companies intend to vigorously defend the Consolidated Action.